UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: April 28, 2004 (Date of earliest event reported)

GSI COMMERCE, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16611 (Commission File No.)	04-2958132 (IRS Employer Identification No.)

1075 First Avenue, King of Prussia, PA 19406 (Address of principal executive offices and zip code)

(610) 265-3229 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

99.1 Press Release, dated April 28, 2004

Item 12. Results of Operations and Financial Condition.

On April 28, 2004, GSI Commerce, Inc. (the “Registrant”) issued a press release announcing its results for the fiscal quarter ended April 3, 2004 and certain other information. A copy of this press release is furnished as part of this report and incorporated herein by reference.

This press release included as Exhibit 99.1 contains adjusted EBITDA, net merchandise sales and certain ratios that use net merchandise sales which may be considered non-GAAP financial measures. The Registrant uses adjusted EBITDA as a means to evaluate its performance period to period without taking into account certain expenses, particularly stock-based compensation expense, which may fluctuate materially due to fluctuations in the price of the Registrant’s common stock both on a quarterly and annual basis, and does not consistently reflect the Registrant’s results from its core business activities. The Registrant also uses net merchandise sales as a metric for operating its business. Variable costs such as fulfillment and customer service labor expense, order processing costs such as credit card and bank processing fees and business management costs such as marketing department staffing levels are related to the amount of sales made through the Registrant’s platform, whether or not the Registrant records the revenue from such sales. The Registrant believes that investors will have a more thorough understanding of its historical expenses and expense trends if they have visibility to both GAAP net revenue as well as the non-GAAP financial measure net merchandise sales and the percentages that such expenses bear to net revenues and net merchandise sales. These financial measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. These financial measures included in this press release have been reconciled to the nearest GAAP measure as is required under SEC rules.

As used herein, “GAAP” refers to accounting principles generally accepted in the United States.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI COMMERCE, INC.

By:	/s/ Michael G. Rubin Michael G. Rubin Chairman, President and Chief Executive Officer

Dated: April 28, 2004

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated April 28, 2004